UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 5, 2011

American Realty Capital New York Recovery REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-163069	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 17, 2011, American Realty Capital New York Recovery REIT, Inc. (the “Company”), through its sponsor American Realty Capital III, LLC, entered into a purchase and sale agreement with 163-30 Cross Bay Boulevard, LLC to acquire a freestanding fee simple interest in a property containing a Duane Reade pharmacy located at 163-30 Cross Bay Boulevard in the Howard Beach neighborhood of Queens, New York.  On September 15, 2011, the board of directors of the Company approved the Company’s acquisition of the Duane Reade property, subject to the Company’s completion of its due diligence review upon which the purchase and sale agreement was conditioned, among other conditions.  On July 14, 2011, the Company’s sponsor completed its diligence review of the property.  The Company acquired the property through an indirect wholly owned subsidiary of its operating partnership on October 5, 2011 at a purchase price of approximately $14.0 million, excluding acquisition costs.  The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The property is situated in the Cross Bay Boulevard retail corridor in the Howard Beach neighborhood of Queens.  With a population density of nearly 1.25 million within a five-mile radius of the property, the property is located in a commercial corridor containing restaurants, banks, retail stores, grocery stores and hotels, including national retailers.

The property consists of a one-story building totaling approximately 9,767 rentable square feet that was built in 2008.  The property is 100% leased to Duane Reade, which operates a chain of over 253 pharmacies in commercial and residential neighborhoods throughout New York.  The current per annum rent is approximately $850,000 or $87.03 per rentable square foot.  Duane Reade is a subsidiary of Walgreen Co. (NYSE:  WAG), which purchased Duane Reade in 2010 to expand its reach into the greater New York area.

The Company funded the acquisition, excluding acquisition costs, of the property with (a) net proceeds from its ongoing offering of approximately $5.6 million and (b) a $8.4 million mortgage loan received from Sovereign Bank.  The mortgage loan bears interest at a rate of 3.55% and requires only interest payments until its maturity date in November 2016.  A description of the terms of the mortgage loan is included in Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The property has been 100% leased to Duane Reade since October 2008, with the tenant opening for business in November 2008 after completion of construction.  The lease for the property has an initial term of 20 years and expires in October 2028.  The lease contains contractual rent escalations of 3% in year six and 12% in years 11 and 16.  The lease provides for one 10-year renewal option at the lesser of 95% of fair market value and 112% of the prior year’s rent.  The annualized rental income for the remaining term of the lease is approximately $960,000 or $98.29 per rentable square foot.  The tenant’s obligations under the lease are guaranteed by Walgreen Co.

A copy of the press release announcing the closing of the Duane Reade property acquisition is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 5, 2011, the Company, through an indirect wholly owned subsidiary of its operating partnership, incurred an $8.4 million mortgage loan in connection with its acquisition of the property. The mortgage loan was advanced by Sovereign Bank. The mortgage loan bears interest at a rate of 3.55% and requires only monthly interest payments, with the principal balance due on the maturity date in November 2016. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. As the mortgage loan is interest only, it is not subject to amortization, and the principal outstanding upon maturity will remain $8.4 million.

Item 9.01. Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of the lessee described under Item 2.01 of this Current Report on Form 8-K.

Walgreen Co. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Walgreen Co. are taken from such filings:

	Nine Months Ended	Year Ended
(Amounts in Millions)	May 31, 2011 (Unaudited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)	August 31, 2008 (Audited)
Consolidated Condensed Statements of Earnings
Net sales	$54,217	$67,420	$63,335	$59,034
Operating income	3,099	3,458	3,247	3,441
Net earnings	1,922	2,091	2,006	2,157

	May 31, 2011 (Unaudited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)	August 31, 2008 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$27,316	$26,275	$25,142	$22,410
Long-term debt	2,384	2,389	2,336	1,337
Total liabilities	12,593	11,875	10,766	9,541
Total stockholders’ equity	14,723	14,400	14,376	12,869

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated October 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: October 12, 2011	By: /s/ Nicholas S. Schorsch Name:Nicholas S. Schorsch Title:Chief Executive Officer and Chairman of the Board of Directors